Exhibit 99


           OMI Corporation Reports Record 2005 Second Quarter Results



    STAMFORD, Conn.--(BUSINESS WIRE)--July 25, 2005--Highlights for the Second Quarter of 2005

    -- Record second quarter net income of $47,136,000 or $0.56 basic and diluted earnings per share ("EPS") exceeded the previous record 2004 second quarter net income by 55%.

    -- Net Income excluding gain on extinguishment of notes of $803,000 was $46,333,000 (see Reconciliation of net income before special items) or $0.55 basic and diluted EPS for the 2005 quarter.

    -- Revenues increased $49.1 million or 49% over the second quarter last year.

    -- Secured new time charter contracts aggregating approximately $113 million of contracted revenue for five vessels benefiting years from 2005 to 2010.

    -- Continued expansion of fleet through the acquisition of modern vessels. During the second quarter, OMI took delivery of one 2005 built product carrier under a previously announced acquisition agreement and one 2005 built Suezmax vessel chartered-in for the next 7 years.

    --  Paid a quarterly dividend of $0.08 per share.

    --  Purchased and retired 3,200,900 shares of stock.

    -- Amended and restated debt agreements, reducing margins and increasing available liquidity.

    OMI Corporation (NYSE: OMM) a major international tanker owner and operator today reported net income of $47,136,000 or $0.56 basic and diluted EPS, which includes a gain of $0.8 million or $0.01 basic and diluted EPS, for the second quarter ended June 30, 2005 compared to net income of $30,312,000 or $0.38 basic and diluted EPS. The quarter ended June 30, 2004 included losses for special items aggregating $2.7 million or $0.04 basic EPS. For the six months ended June 30, 2005 net income was $122,917,000 or $1.45 basic and diluted EPS, which includes gains on disposals of $3.7 million or $0.05 basic EPS, compared to net income of $86,721,000 or $1.08 basic and $1.07 diluted EPS, including special items aggregating $2.7 million or $0.04 basic EPS for the six months ended June 30, 2004. Net income reported for the second quarter of 2005 was higher than net income reported in any of the second quarters since the Company's inception in 1998.
    Revenue of $148,474,000 for the second quarter ended June 30, 2005 increased $49,131,000 or 49 percent compared to revenue of $99,343,000 for the second quarter ended June 30, 2004. Revenue of $319,916,000 for the six months ended June 30, 2005 increased $92,557,000 or 41 percent compared to revenue of $227,359,000 for the six months ended June 30, 2004.
    Craig H. Stevenson, Jr., Chairman and Chief Executive Officer of the Company commented that, "We are pleased to report record second quarter earnings. We had approximately 50% more Suezmax operating days in the quarter than in the same quarter of 2004 due to acquisition of Suezmaxes in the third quarter of 2004. The increased fleet achieved time charter equivalent rates marginally above those earned in the second quarter of 2004. Additionally, we had very strong spot rates for our spot product carrier fleet, which numbered eight in 2005 compared to one in the period of 2004, and from average time charter rates on our time chartered product carriers being higher than in the 2004 period. For the six month period, Suezmax spot rates were only slightly lower than in 2004, which as you may recall, had perhaps the strongest rates in the last 30 years. However, while rates for spot Suezmaxes and product carriers are stronger than usual for this time of year, they are lower than last year. To date, we have booked approximately 46% of our Suezmax days for the third quarter at approximately $33,000 per day, which is below last year's third quarter average of approximately $50,000 per day."

    RECENT ACTIVITIES AND SECOND QUARTER HIGHLIGHTS

    Operational

    Increases in Operating Fleet:

    -- We took delivery of the FOX and the TEVERE, 37,000 deadweight ton ("dwt") product carriers, from the shipyard in May and July 2005, respectively. Both vessels began five year time charters with profit sharing arrangements upon delivery.

    -- In June 2005, we took delivery of a 2005 built Suezmax vessel, which is being time chartered to us for seven years.

    Vessel Spot Performance:


----------------------------------------------------------------------
                                  Daily TCE rate
                ------------------------------------------------------
                 Three Months Ended  Percent  Six Months Ended Percent
                        June 30,                   June 30,
Vessels on Spot       2005   2004     Change     2005   2004    Change
----------------------------------------------------------------------
Suezmax vessels     $43,543 $43,415      0%    $52,255 $52,984     -1%
----------------------------------------------------------------------
Product carriers    $28,731 $14,880     93%    $27,885 $18,301     52%
----------------------------------------------------------------------


    -- In the second quarter of 2005, time charter equivalent ("TCE") average rate for OMI's Suezmax fleet of $43,543 per day was comparable to the second quarter of 2004 average rate of $43,415 per day (see Market Overview section). Second quarter rates decreased in comparison to the first quarter of 2005 average rate of $60,316 per day resulting from expected seasonal rate declines in the second quarter.

    -- We currently have 8 product carriers operating in the spot market. The 2004 product carrier daily rate reflects the TCE on one vessel only, a single hull product carrier sold later in 2004.

    Increases in Operating Expenses:

    -- Our vessel expenses increased during 2005 compared to the prior year because of increases in crew and the cost of "storing" the ships (purchasing supplies).

    Time Charter Contracts (contracts initiated in the second quarter):

    -- We revised the time charter contracts for the OHIO and ORONTES, both handysize product carriers. The time charter contracts now expire in June 2010 and are at a higher rate.

    -- We signed a three year time charter contract commencing in September 2005 for the SEINE, a handysize product carrier. The new time charter is a higher rate than the current time charter that expired in July 2005.

    -- We signed three year time charter contracts for the MOSELLE and ROSETTA, both handymax product carriers. The new contracts begin when the current time charters expire in February and March 2006, respectively, and are at a higher rate.

    Financial:

    (Note: for more detailed information refer to the Liquidity and Capital Expenditures Section)

    -- On May 11, 2005, OMI amended and restated our $348,000,000 facility with an original due date of July 27, 2006 (with an original rate of LIBOR plus margin of 1.375%) with a ten year $320,000,000 secured reducing revolving credit facility. Borrowings under the $320,000,000 facility bear interest at LIBOR plus a margin of 0.675%.

    -- In the second quarter of 2005, seven of our term loans were modified to reduce the margin above LIBOR to 0.675%, modify certain covenants (consistent with 2005 loans) and extend two term loans by four years each.

    -- During the second quarter of 2005, we repurchased an aggregate of $25,500,000 of 2.875% Convertible Notes for a net gain of approximately $803,000.

    -- On May 19, 2005, the Board of Directors of OMI declared a dividend on its common stock of $0.08 per share, $6,628,000 was paid on July 13, 2005 to holders of record on June 23, 2005. On April 12, 2005 the first quarter dividend was paid.

    -- During the second quarter of 2005, we repurchased an aggregate 3,200,900 shares of common stock under the authority to repurchase 4,250,000 shares announced in December 2004 at an average price of $18.61 per share. As of June 30, 2005, 737,500 shares remain under this authority. There are currently 82,818,791 shares of common stock outstanding.

    MARKET OVERVIEW

    Suezmax Tanker Overview

    The tanker market continued at a very profitable level in the second quarter of 2005, and the average TCE for Suezmax tankers in the West Africa to U.S. trade, though lower than the preceding quarter rate and the rate prevailing in the same period of last year, was the second highest level for this period since at least 1990. This was the result of higher world oil demand due to improving world economic activity especially in the U.S., China and Southeast Asia, and high OPEC oil production, especially from the long-haul Middle East, notwithstanding an increase in the world tanker fleet. Freight rates in the crude oil tanker market have softened thus far in the third quarter, due to the usual summer tanker market slow-down.
    The average OPEC oil production in the second quarter of 2005 totaled about 29.7 million barrels per day ("b/d"), an average increase of 1.4 million b/d, or 4.9% compared to the same period last year. Most of OPEC's oil production growth came from the long-haul Middle East. After a reduction to its oil production quota, beginning April 1, 2004, OPEC has increased its quota five times by a total of
4.5 million b/d, to 28 million b/d (excluding Iraq). The OPEC quota increases were the result of strong world oil demand growth, as well as tight oil markets and high oil prices. As these economic conditions are expected to persist, OPEC oil production, including Iraq, in the third quarter of 2005 is expected to average more than the preceding quarter and higher than the same period a year ago.
    World oil demand decreased seasonally in the second quarter of 2005, but still averaged about 0.9 million b/d or 1.1% higher compared to the same period of last year, due to increasing world economic activity. World oil demand is expected to increase further in the second half of 2005 due to increasing world economic activity, especially in the United States, Latin America and China and the usual seasonal oil demand gains late in the year. World oil demand in 2005 is expected to increase at a slower rate than last year as measures are taken to moderate economic activity, especially in the U.S. and China as well as expected persistent high oil prices due to low spare oil production capacity and ongoing geopolitical risks.
    Total preliminary commercial crude oil and petroleum products inventories in the United States, Western Europe and Japan at the end of the second quarter of 2005 were about 109 million barrels, or 5.2% higher than the year earlier level, and 2.6% above the average of the last five years. At the same time, crude oil inventories were 5.4% and petroleum products inventories were 1.0% higher than the average of the last five years, respectively. Oil inventories in terms of days forward consumption are expected to decrease for the rest of the year, and by year-end be below the end 2004 level.
    The world tanker fleet totaled 316.1 million deadweight tons ("dwt") at the end of the second quarter of 2005, up by 11.5 million dwt or 3.8% from the year-end 2004 level. The tanker orderbook totaled about 80.9 million dwt, or 25.6% of the existing fleet at the end of the second quarter of 2005. Approximately 12.5 million dwt are for delivery in 2005, 24.5 million dwt in 2006, 26.5 million dwt in 2007 and most of the balance in 2008. The tanker orderbook includes 65 Suezmaxes of about 10.25 million dwt or 24.5% of the existing internationally trading Suezmax tanker fleet.
    At the end of the second quarter of 2005, approximately 32.3 million dwt or 10.2% of the total tanker fleet was 20 or more years old, including 11.2 million dwt or 3.6% of the fleet which was 25 or more years old. Furthermore, 10 Suezmaxes were 20 or more years old, including 4 which were 25 or more years old. Tanker sales for scrap and for Floating Production Storage Offloading ("FPSO") conversion totaled about 3.8 million dwt in the first half of 2005, including three Suezmaxes and three VLCCs.
    The EU adopted tanker regulations which commenced on October 21, 2003. In response to the EU regulations, the IMO adopted new strict tanker regulations which commenced on April 5, 2005. These regulations primarily prevent single-hull tankers of 5,000 dwt and above from carrying heavy fuel oil from early April 2005, accelerate the phase-out of single-hull tankers to 2010, in line with EU rules, and force all single-hull tankers to comply with the Condition Assessment Scheme ("CAS") from the age of 15 years, commencing in 2005. Finally, tankers with only double sides or double bottoms will be allowed to operate beyond 2010, provided that these tankers were in service on July 1, 2001. Such tankers will not be allowed to operate beyond the date on which they become 25 years of age after the date of delivery.
    At the end of June 2005, there were about 99.2 million dwt of tankers or 31.4% of the total tanker fleet which will be affected by these regulations.

    Product Tanker Overview

    The strong freight rate environment of the product tanker market continued in the second quarter of 2005, and the average spot TCE for handysize product tankers in the Caribbean, though lower than the preceding quarter rate was higher than the rate prevailing in the same period of last year, and, together with the second quarter of 2001, the highest level for this period since at least 1990. The product tanker market strength has been the result of continuous growth in the demand for oil due to increasing world economic activity especially in the U.S., China and Southeast Asia, notwithstanding an increase of the world product tanker fleet. Freight rates in the product tanker market continued strong thus far in the third quarter.
    The world product tanker fleet, (which ranges from small 10,000 dwt product carriers to larger than 100,000 dwt for coated Aframax tankers) totaled about 63.1 million dwt at the end of the second quarter of 2005, up by about 5.2% from the year-end 2004 level. The product tanker orderbook for delivery over the next few years totaled about 30.0 million dwt, or about 47.5% of the existing product tanker fleet at the end of the second quarter of 2005. Approximately 6.4 million dwt are for delivery in 2005, 11.5 million dwt in 2006, 9.2 million dwt in 2007 and most of the balance in 2008. At the end of the second quarter of 2005, approximately 12.7 million dwt or 20.1% of the existing fleet was 20 or more years old. The orderbook for handysize and handymax product tankers at the end of June 2005 totaled about
12.3 million dwt or 33.0% of the existing handysize and handymax product tanker fleet.
    Total preliminary commercial inventories of oil products in the United States, Western Europe and Japan at the end of the second quarter of 2005 were 70 million barrels or 5.3% higher than the same time a year ago, and 1.0% higher than the average of the last five years. At the same time, inventories of gasoline, the seasonal product, in these areas were 3.9% higher than last year and 0.6% above the last five years average. Commercial gasoline stocks in the United States at the end of June 2005 were approximately 3.4% and 0.9% higher than last year and the last five years average, respectively.
    For the balance of 2005, the tanker market is expected to benefit as a result of improving world economic activity especially in the U.S., China and Southeast Asia, seasonally higher world oil demand in the second half of the year, shortage of refinery capacity in the United States, Western Europe and Asia, possible disruptions due to political instability in short-haul oil producers Venezuela and Nigeria, and the phase out of single-hull tankers without segregated ballast by the end of 2005.

    FINANCIAL INFORMATION

    The following table summarizes OMI Corporation's results of operations for the three and six months ended June 30, 2005 compared to the three and six months ended June 30, 2004.


RESULTS OF OPERATIONS
---------------------
(In thousands, except per share    For The Three       For The Six
 data)                                Months             Months
                                   Ended June 30,     Ended June 30,
                                   2005     2004     2005      2004
                                --------- -------- --------- ---------
Voyage and time charter
 revenue                        $148,244  $99,155  $319,133  $226,936
Voyage expense                    33,025   15,771    63,078    32,485
                                --------- -------- --------- ---------
Time charter equivalent
 revenue                         115,219   83,384   256,055   194,451
Other revenue                        230      188       783       423
Vessel expenses and charter
 hire expense                     35,019   26,435    70,725    55,920
Depreciation and amortization     17,054   12,124    33,599    25,487
General and administrative
 expenses                          7,136    4,534    13,502     8,917
Gain on disposal of  vessels
 (1)                                   -     (360)   (2,874)     (360)
                                --------- -------- --------- ---------
Operating income                  56,240   40,839   141,886   104,910
                                --------- -------- --------- ---------

Loss on investment (2)                 -   (3,098)        -    (3,098)
Gain on extinguishment of
 notes                               803        -       803         -
Interest expense                 (10,312)  (7,578)  (20,843)  (15,397)
Interest income                      185      141       463       298
Other (3)                            220        8       608         8
                                --------- -------- --------- ---------
Net income                       $47,136  $30,312  $122,917   $86,721
                                ========= ======== ========= =========

Basic earnings  per share          $0.56    $0.38     $1.45     $1.08
Diluted  earnings  per share       $0.56    $0.38     $1.45     $1.07

Weighted average shares
 outstanding-basic                83,874   80,372    84,755    80,640
Weighted average shares
 outstanding-diluted              83,938   80,494    84,826    80,771

(1) For the six months ended June 30, 2005 the gain on disposal of vessels of $2,874,000 resulted from the disposal of two non double-hull handysize crude oil tankers built in 1993. The gain on disposal of $360,000 for the three and six months ended June 30, 2004, resulted from the sale of two single hull vessels previously held for sale, a 1981 and 1984 built product carrier.
(2) The 2004 loss on investment of $3,098,000 resulted from expenses related to the terminated Stelmar acquisition.
(3) Other income includes realized and unrealized gains on freight forward agreements aggregating $220,000 and $608,000 for the three and six months ended June 30, 2005, respectively.


    RECONCILIATION OF NET INCOME BEFORE SPECIAL ITEMS

    The following table is a reconciliation of Net income to Net income without special items for the three and six months ended June 30, 2005 compared to the three and six months ended June 30, 2004:


                                    For The Three       For The Six
                                    Months Ended       Months Ended
                                      June 30,           June 30,
(In thousands, except per share
 data)                              2005     2004      2005     2004
                                  -------- -------- --------- --------

Net income                        $47,136  $30,312  $122,917  $86,721
Add (subtract) special items:
Gain on disposal of vessels             -     (360)   (2,874)    (360)
Loss on investment                      -    3,098         -    3,098
Gain on extinguishment of notes      (803)       -      (803)       -
                                  -------- -------- --------- --------
Net income without special items  $46,333  $33,050  $119,240  $89,459
                                  ======== ======== ========= ========

Basic EPS:
----------
Basic EPS                           $0.56    $0.38     $1.45    $1.08
Add (subtract) special items:
Gain on disposal of vessels             -        -     (0.04)       -
Loss on investment                      -     0.04         -     0.04
Gain on extinguishment of notes     (0.01)       -     (0.01)       -
                                  -------- -------- --------- --------
Basic EPS without special items     $0.55    $0.42     $1.40    $1.12
                                  ======== ======== ========= ========

Diluted EPS without special items   $0.55    $0.41     $1.40    $1.11
                                  ======== ======== ========= ========

----------------------------------------------------------------------
Net income without special items is presented to provide additional information, in the opinion of management, with respect to the Company's ability to compare from period to period operating revenues and expenses without gains and losses such as the gain on extinguishment of notes in 2005, the amount written off in 2004 relating to the expenses from the proposed acquisition of Stelmar and gains and losses from dispositions of non double hull vessels. While net income without special items is frequently used by management as a measure of the operating performance in a particular period, it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculations. Net income without special items should not be considered an alternative to net income or other performance measurements under generally accepted accounting principles.

    Time Charter Equivalent Revenue

    OMI operates vessels on both voyage (or "spot") charters and on time charters ("TC"). In both 2005 and 2004, the majority of our tonnage (primarily our Suezmax vessels) operated in the spot market, giving us the ability to benefit from the strong spot market. Currently 68% of our vessels by dwt (22 vessels) operate in the spot market and 23 of our 45 vessels operate on time charters (see Fleet Report). Ten vessels are under profit sharing arrangements. Our time charters with profit sharing arrangements have a floor rate, and we share in the profit above that rate equally, without a cap. This enables us to benefit from strong tanker markets while protecting our downside. Revenue generated by time charters gives the Company the ability to cover certain fixed charges (vessel expenses for vessels on time charter, consolidated general and administrative expenses and interest expense).
    Total revenue increased in the three and six months ended June 30, 2005 compared with the three and six months ended June 30, 2004 due primarily to more operating days in 2005 from twelve vessels acquired in 2004 and four in 2005 (including a vessel chartered-in during late June 2005), (six in the crude oil fleet and ten in the product carrier fleet). Thirteen of the vessels acquired operated in the spot market and three were on time charters during the first half of 2005. See discussion below for the fluctuation analysis of TCE revenue and the Market Overview section for explanations for the rate fluctuations during the 2005 and 2004 periods in the spot market.
    TCE revenue comprises revenue from vessels operating on time charters and voyage revenue less voyage expenses from vessels operating in the spot market. TCE revenue is used to measure and analyze fluctuations between financial periods and as a method of equating TCE revenue generated from a voyage charter to time charter revenue. TC revenue is earned by vessels under contract for a specific period of time with duration usually greater than one year. The Company earned TCE revenue of $115,219,000 for the three months and $256,055,000 for the six months ended June 30, 2005 and $83,384,000 for the three months and $194,451,000 for the six months ended June
30, 2004.
    During the second quarter of 2005, 73 percent or $84,119,000 of our TCE revenue was earned by vessels operating in the spot market and 27 percent or $31,100,000 of our TCE revenue was earned by vessels operating on TC.

    -- TCE revenue of $84,119,000 earned by vessels operating in the spot market during the second quarter of 2005 increased $30,813,000 compared to TCE revenue of $53,306,000 earned by vessels operating in the spot market during the second quarter of 2004. The increase in earnings of 58% was the result of (1) 441 more operating days in 2005 for the Suezmax fleet, primarily from the five Suezmax vessels acquired in the third quarter of 2004 and (2) additional TCE revenue at an average TCE rate of $28,731 per day from 11 vessels for 774 operating days, six product carriers acquired in 2004 and 2005 and five vessels that were previously operating on time charters which began operating in the spot market (three of which have committed to new time charters during the quarter). One single hull vessel that operated in the spot market at an average TCE rate of $14,880 a day during the second quarter of 2004 was sold in December 2004.

    -- TCE revenue of $31,100,000 earned by vessels on time charter during the second quarter of 2005 increased $1,022,000 compared to TCE revenue of $30,078,000 earned by vessels on time charter during the second quarter of 2004. The increase in TCE revenue of 3% was a result of TC revenue from two newbuildings acquired in April and July 2004, one of which had profit sharing (first anniversary for profit sharing earned over one year) in April 2005. Increases in TC revenue earned during the second quarter in 2005 were partially offset by decreases from the expiration of five time charters resulting in 227 fewer operating days in the second quarter of 2005 (three vessels whose time charters expired during the 2005 period, operated in the spot market for a short period prior to beginning new time charters).

    During the six months ended June 30, 2005, 78 percent or $198,921,000 of our TCE revenue was earned by vessels operating in the spot market and 22 percent or $57,134,000 of our TCE revenue was earned by vessels operating on TC.

    -- TCE revenue of $198,921,000 earned by vessels operating in the spot market during the second quarter of 2005 increased $63,316,000 compared to TCE revenue of $135,605,000 earned by vessels operating in the spot market during the six months ended June 30, 2004. The increase in earnings of 47% was the result of (1) 879 more operating days in 2005 for the Suezmax fleet, primarily from the five Suezmax vessels acquired in 2004 and (2) additional TCE revenue from 1,605 operating days at an average TCE rate of $27,885 per day from 11 product carriers. The one single hull vessel that was sold in 2004 operated in the spot market at an average TCE rate of $18,301 a day during the six months ended June 30, 2004.

    -- TCE revenue of $57,134,000 earned by vessels on time charter during the six months ended June 30, 2005 decreased $1,712,000 compared to TCE revenue of $58,846,000 earned by vessels on time charter during the second quarter of 2004. The decrease in TCE revenue of 3% was from the expiration of five time charters resulting in 587 fewer operating days for the six months ended June 30, 2005. Decreases were partially offset by increases in TC revenue from three vessels acquired in February, April and July 2004, one of which earned profit sharing during 2005.

    Note: For detailed information of fluctuations by vessel type, see Breakdown by Fleet sections.

    Operating Expenses

    Vessel expenses and charter hire expense increased $8,584,000 for the three months and $14,805,000 for the six months ended June 30, 2005 compared to the same periods in 2004, primarily as a result of vessel expenses for vessels acquired (12 vessels during 2004 and three vessels during 2005) and increases in crew expense and ship supplies for the fleet. Charter hire expense was comparable in the second quarter 2005 to the second quarter 2004 and decreased by $482,000 for the six months ended June 30, 2005 compared to the same period in 2004. Decreases in 2005 charter hire expense resulted primarily from a reduction of charter hire expense for the two vessels owned by a pool member (see Note below for discussion of Gemini Pool). Increases in depreciation expense of $4,930,000 for the three months and $8,112,000 for the six months ended June 30, 2005 compared to same periods in 2004 resulted from the acquisition of 15 vessels, which were offset in part by reductions to depreciation expense relating to the eight vessels disposed of in 2004 and in January 2005. General and administrative expenses increased $2,602,000 for the three months and $4,585,000 for the six months ended June 30, 2005 compared to same period in 2004 primarily as a result of increased compensation expense from increases in personnel due to a larger fleet, expenses from OMI's London office and other additional corporate requirements.

    Note: In December 2003, OMI began operating Gemini Tankers ("Gemini"), which is a wholly owned subsidiary of OMI. Gemini is a pool for double hull Suezmax vessels. Currently, there are 16 Suezmax vessels (13 from OMI and three from other participants) operating in the pool. The earnings of the pool are allocated to the pool members using an agreed upon formula. The gross revenues of Gemini are reflected in OMI's consolidated revenues, and the charter hire expense for the other participants' vessels are included in OMI's consolidated charter hire expense.

    LIQUIDITY AND CAPITAL EXPENDITURES

    Cash and cash equivalents of $34,187,000 at June 30, 2005 decreased $7,618,000 from $41,805,000 at December 31, 2004. Net cash provided by operating activities of $182,576,000 for the six months ended June 30, 2005 increased $58,834,000 compared to $123,742,000 for the six months ended June 30, 2004, primarily due to increased net income during the 2005 period. During the first half of 2005, we made cash payments for capital expenditures, (including final payments for three vessel acquisitions, capital improvements and construction contracts), aggregating $82,689,000, and we received proceeds from the sale of two vessels of $36,752,000. We funded our capital expenditures, including our acquisitions in 2005, with operating cash flow and financing.
    We paid cash of $65,210,000 to repurchase 3,512,500 shares of common stock. We have also used $23,863,000 in excess proceeds from our operating cash flow to repurchase $25,500,000 of our 2.875% Convertible Notes. Additionally, during the six months ended June 30, 2005, we repaid $80,000,000 of our $375,000,000 reducing revolving credit facility in addition to our scheduled debt payments on term loans.
    During the second quarter of 2005, we increased our liquidity by modifying a facility with an available balance of $166,000,000 with a $320,000,000 facility, which allows for greater flexibility by reducing certain covenant restrictions, including restrictions on undrawn balances available to the Company and extending the maturity of the credit facility from July 2007 to May 2015. We repaid a $24 million term loan on a vessel which is now collateralized under the modified $320,000,000 facility. Other modifications during the second quarter of 2005, included reducing interest rate margins on the $320,000,000 facility and seven term loans and extending two term loan maturities by four years each to 2013 and 2015. As of June 30, 2005, the available undrawn balance for all credit facilities was $628,750,000.
    Our debt to total capitalization (debt and stockholders' equity) at June 30, 2005 was 52 percent and net debt (total debt less cash and cash equivalents) to total net capitalization (total capitalization less cash and cash equivalents) was 51 percent. As of July 25, 2005, we have approximately $648,741,000 in available liquidity (including cash and undrawn lines of credit). During July 2005, we drew down approximately $23,000,000 on a term loan upon the delivery of the TEVERE (see Capital Expenditures for Vessels Under Construction Contracts and Drydock section below). We expect to use cash from operations, undrawn balances available to us through our revolving credit facilities, or committed bank debt to finance capital expenditures as discussed below and increase shareholder value at opportunistic times.

    Capital Expenditures for Vessels Under Construction Contracts and
Drydock

    Vessels Under Construction Contracts

    At June 30, 2005, we had commitments to take delivery of seven product carriers, five handymax and two handysize. The contract costs for the seven vessels aggregated $248,240,000. As of June 30, 2005, payments of $83,851,000 had been made on these contracts, $15,769,000 of which was paid during the first six months of 2005. One vessel was delivered in July 2005. Another vessel on order will be delivered at the end of July 2005 and the remaining five vessels will be delivered in 2006.
    There is $42,862,000 in future construction and delivery payments remaining in 2005 after the payment of $17,112,000 in July 2005 for the delivery of the TEVERE. As of June 30, 2005, future construction and delivery payments (before financing, if any) are as follows:


             Year                    Payments
-------------------------------   --------------
             2005              (1)    $  59,974
             2006                       104,415

                                  --------------
Total Remaining Payments              $ 164,389
                                  ==============

(1) 2005 payments include $17,112,000 paid upon the delivery of the TEVERE in July 2005, $21,840,000 to be paid for the THAMES, which is scheduled to be delivered late July and the remainder of the 2005 amounts are for installment payments on the 2006 vessels on order.

Note: See the Fleet Report section for additional information about the vessels to be acquired.


2005 Drydocks

    OMI evaluates certain vessels to determine if a drydock, special survey, both a drydock combined with a special survey or a postponement is appropriate for each vessel. We have vessels inspected and evaluated regularly in anticipation of a drydock during the year. Currently, we anticipate drydocking six vessels in the remainder of 2005, two during the third quarter and four during the fourth quarter, for an estimated aggregate cost of $2,050,000. The vessels are expected to incur up to approximately 135 off-hire days.

    The following is a breakdown of the estimated drydock cost (in thousands) for the third and fourth quarters of 2005 with the allocation of off-hire days by vessel segment and charter type (spot or TC) for product carriers:


                      Number of Days    Number of Days    Projected
                      Third Qtr. of     Fourth Qtr. of      Costs
                            2005              2005
                      ---------------  -------------------------------
Crude Fleet:
  Suezmax -spot                    -               20    $        350
  Suezmax -TC                      -                -               -

Clean Fleet:
  Products -TC                    50               65           1,700
  Products -spot                   -                -               -
                      ---------------  ---------------  --------------
Total                             50               85    $      2,050
                      ===============  ===============  ==============


    Contracted Time Charter Revenue

    Currently OMI has time charter contracts for 23 vessels, 10 with profit sharing arrangements. The contracted TC revenue schedule below does not include any estimates for profit sharing in the future periods; however, profit sharing of approximately $6.6 million earned during the first six months of 2005 is included. We have reduced future contracted revenue for any estimated off-hire days relating to drydocks.
    The following table reflects our actual results for the first six months of 2005 and current contracted time charter revenue through 2009:


                         2005    2006    2007   2008   2009
                       ------- ------- ------- ------ ------
(In millions)
TC Revenue             $125.7  $135.6  $125.3  $95.1  $60.7
Number of Vessels (a)      23      19      19     13      8 (b)
Vessels with Profit
  Sharing (a)              10       8       7      7      4

(a) Number of vessels at the end of each year assuming no additional extensions or new charters.
(b) The remaining eight charters expire as follows: six charters will expire in 2010 and two will expire in 2012.


    ABOUT OMI

    OMI is a leading seaborne transporter of crude oil and refined petroleum products operating in the international shipping markets. We believe our modern fleet of 45 vessels and approximately 3.8 million deadweight tons is the youngest large fleet of tankers in the world, with an average age of approximately 3.4 years (see Note (1)), which is significantly lower than the industry average. Our customers include many of the world's largest commercial and government owned oil companies and oil trading companies.

    OMI trades on the New York Stock Exchange under the symbol "OMM".

    Note (1): All averages referring to vessel age in this release are weighted averages based on deadweight tons ("dwt") and are calculated as of June 30, 2005. Dwt, expressed in metric tons each of which is equivalent to 1000 kilograms, refers to the total weight a vessel can carry when loaded to a particular load line. Unless otherwise indicated, when we refer to our fleet of 45 vessels, we include three Suezmax tankers "chartered-in" to our fleet under long-term time charters and one product carrier delivered in July 2005.

    EARNINGS CONFERENCE CALL

    OMI Corporation will hold an earnings conference call presentation on Tuesday, July 26, 2005 at 8:30 a.m. (eastern time). The presentation will be simultaneously webcast and will be available on the Company's website, http://www.omicorp.com along with a slide presentation. A replay of the call will be available at 11:30 a.m. on July 26, 2005 at (888) 203-1112 for North America and (719) 457-0820
for International callers (Pass code 5672740).

    OTHER FINANCIAL INFORMATION

    CONDENSED BALANCE SHEETS

    The following are OMI's Condensed Balance Sheets as of June 30, 2005 and December 31, 2004:


CONDENSED BALANCE SHEETS                       June 30,   December 31,
------------------------                         2005         2004
(In thousands)                               ------------ ------------

Cash and cash equivalents                        $34,187      $41,805
Other current assets                              65,920       87,009
Vessels and other property-net                 1,534,047    1,487,598
Construction in progress (newbuildings)           87,516      116,895
Other assets                                      37,221       37,699
                                             ------------ ------------
Total assets                                  $1,758,891   $1,771,006
                                             ============ ============

Current portion of long-term debt (1)            $32,607      $33,200
Other current liabilities                         64,463       56,787
Long-term debt (1)                               841,766      907,236
Other liabilities                                  6,000        6,381
Total stockholders' equity                       814,055      767,402
                                             ------------ ------------
Total liabilities and stockholders' equity    $1,758,891   $1,771,006
                                             ============ ============

(1) As of June 30, 2005, the available undrawn balance under credit facilities was $628,750,000.


    CONDENSED CASH FLOWS

    The following are OMI's Condensed Cash Flows for the six months ended June 30, 2005 and 2004:


CONDENSED CASH FLOWS
--------------------
                                          For The Six Months Ended
                                                  June 30,
 (In thousands)                           2005      2004      Change
                                        --------- --------- ----------

Provided (used) by:
Operating Activities                    $182,576  $123,742    $58,834
Investing Activities                     (46,800)  (51,481)     4,681
Financing Activities                    (143,394)  135,152   (278,546)
                                        --------- --------- ----------
Net Decrease (Increase) in Cash and Cash
 Equivalents                              (7,618)  207,413   (215,031)
Cash and Cash Equivalents at the
 Beginning of the Year                    41,805    48,788     (6,983)
                                        --------- --------- ----------
Cash and Cash Equivalents at the End of
 the Period                              $34,187  $256,201  $(222,014)
                                        ========= ========= ==========


    RESULTS BY FLEET

    The following discussion of Vessel Operating Income (TCE revenue less vessel expenses, charter hire expense and depreciation and amortization) for the crude and clean segments excludes Gain on disposal of vessels and General and administrative expenses.
    Crude Oil Fleet-Vessel Operating Income increased $5,835,000 and $14,963,000 for the three and six months ended June 30, 2005, respectively, over the comparable periods in 2004. The net increase in Vessel Operating Income during the 2005 periods were primarily attributable to increases in the Suezmax TCE revenue resulting from increased earnings for the five Suezmax vessels delivered in July and August of 2004. Average TCE rates earned by Suezmax vessels operating in the spot market in both 2005 and 2004 periods were comparable.
    The following table illustrates the crude oil fleet Vessel Operating Income by vessel type (other than vessels sold), in the crude oil fleet for the three and six months ended June 30, 2005 compared to the three and six months ended June 30, 2004 (Note:
Amounts for vessels sold include the settlement of certain revenues and expenses).


BREAKDOWN BY FLEET
-------------------
(In thousands, except daily rates
& expenses and number of vessels)
                                   For The Three       For The Six
                                      Months              Months
                                   Ended June 30,      Ended June 30,
 CRUDE FLEET:                      2005     2004      2005      2004
                                 -------- -------- --------- ---------
Suezmaxes:
 TCE revenue  (1), (2)
     Suezmaxes-on spot           $61,891  $46,082  $154,174  $114,096
     Suezmaxes-on time charter
      (3)                          2,378        -     2,378         -
                                 -------- ------------------ ---------
   Total TCE Revenue              64,269   46,082   156,552   114,096
  Vessel expenses                  8,719    3,962    16,476     7,755
   Charter hire expense           11,903   11,882    26,937    27,420
   Depreciation and amortization   7,984    4,439    15,955     8,871
                                 -------- -------- --------- ---------
   Vessel Operating Income       $35,663  $25,799   $97,184   $70,050
                                 ======== ======== ========= =========

Handysize Crude Oil Carriers sold
 in 2005 (4):
 TCE revenue                          $-   $2,987      $941    $5,976
  Vessel expenses                     95      695       224     1,316
   Depreciation and amortization       -      714         -     1,428
                                 -------- -------- --------- ---------
   Vessel Operating Income (Loss)   $(95)  $1,578      $717    $3,232
                                 ======== ======== ========= =========

 Other Crude Carriers Sold in
  2004 (5):
 TCE revenue                          $-   $4,851        $-   $16,145
  Vessel expenses                     20    2,097        35     4,098
   Depreciation and amortization       -      418         -     2,426
                                 -------- -------- --------- ---------
   Vessel Operating Income (Loss)   $(20)  $2,336      $(35)   $9,621
                                 ======== ======== ========= =========

 Total Vessel Operating Income   $35,548  $29,713   $97,866   $82,903
                                 ======== ======== ========= =========

Note: Average daily vessel expenses are computed using the number of days in the period which OMI owned the vessel.

(1) Consistent with general practice in the tanker shipping industry, we use TCE revenue (defined as voyage and time charter revenues less voyage expenses) as a measure of equating revenue generated from a voyage charter to revenue generated from a time charter. TCE revenue, a non-GAAP measure, provides more meaningful information to us than voyage revenues, the most directly comparable GAAP measure because it assists us in making operating decisions about the deployment of our vessels and their performance. TCE revenues are also widely used by investors and analysts in the tanker shipping industry for comparing financial performance between companies and to industry averages. Voyage expenses comprise all expenses relating to particular voyages, including bunker fuel expenses, port fees, canal tolls and brokerage commissions. Under time-charter contracts the charterer pays the voyage expense, with the exception of commissions, whereas under voyage charter contracts the shipowner pays the voyage expenses. TCE revenue and expenses includes revenue and expense generated by the Gemini pool (a Suezmax pool). The Suezmax pool began in December 2003 and included our 15 Suezmaxes ( as of June 2005 there were 13 Suezmaxes, see note (3) below) and two Suezmaxes owned by another pool member. The Suezmax vessel chartered-in (CAPE BASTIA) at the end of June 2005 and the Suezmax vessel from the other pool participant will start operating in the Gemini pool during the third quarter of 2005.
(2) In July and August 2004, three 2003 built and two 2004 built Suezmax vessels were acquired.
(3) During May 2005, two Suezmax vessels previously operating in the spot market (Gemini pool) up to May of 2005, began operating on seven year time charters with profit sharing.
(4) In January 2005, two handysize crude oil carriers were sold.
(5) During 2004, our ULCC vessel was sold in the fourth quarter and our three Panamax vessels were disposed of in the second and third quarters.


    The following table illustrates the Average daily TCE, Number of TCE revenue days, Average daily vessel expense and Average number of OMI vessels operating by the crude oil fleet for the three and six months ended June 30, 2005 compared to the three and six months ended June 30, 2004.


                                     For The Three      For The Six
                                         Months            Months
                                     Ended June 30,    Ended June 30,
 CRUDE FLEET:                         2005     2004     2005     2004
                                   -------- -------- -------- --------

Suezmaxes-on spot:
 Average daily TCE                 $43,543  $43,415  $52,255  $52,984
 Number of OMI TCE revenue days 1,239 879 2,588 1,789 Number of pool member TCE revenue
  days (1)                             182      182      362      364

Suezmaxes-on time charter:
 Average daily TCE                 $29,359      n/a  $29,359      n/a
 Number of  OMI TCE revenue days
  (2)                                   81      n/a       81      n/a

Suezmaxes:
 Average daily  vessel  expense     $7,370   $5,442   $7,002   $5,326
Average number of OMI vessels for
 the period * (3)                     15.1     10.0     15.0     10.0

Handysize Crude Oil Carriers sold
 in 2005:
 Average daily TCE                     n/a  $16,415  $16,505  $16,417
 Number of  TCE revenue days           n/a      182       57      364
Average number of OMI vessels for
 the period                            n/a      2.0      n/a      2.0

 Other Crude Carriers Sold in 2004:
 Average daily TCE                     n/a  $17,706      n/a  $25,306
 Number of  TCE revenue days           n/a      274      n/a      638
Average number of OMI vessels for
 the period                            n/a      3.3      n/a      3.7

Note: Number of operating or TCE revenue days used to compute Average daily TCE includes waiting days and is reduced only for the days the vessels are out of service due to drydock.

* includes three vessels charter-in, one was chartered-in beginning in June 2005 and two vessels were chartered-in during the periods shown above in 2005 and 2004.

(1) Number of TCE revenue days for the two Suezmaxes owned by another pool member.
(2) In May 2005, two Suezmax vessels began seven year time charters.


    Clean Fleet- Vessel Operating Income increased $12,554,000 and $23,839,000 for the three and six months ended June 30, 2005, respectively, over the comparable periods in 2004. The increases in Vessel Operating Income in the 2005 periods were attributable to seven product carriers acquired in 2004 and three in 2005, in addition to increased profit sharing of $2,345,000 and $4,008,000 for the three and six months ended June 30, 2005, respectively, compared to the same periods in 2004. The increases were offset partially by the decrease in earnings for the two single hull product carriers that were disposed of in 2004.
    The following table illustrates the product carrier fleet Vessel Operating Income by vessel type (other than vessels sold) for the three and six months ended June 30, 2005 compared to the three and six months ended June 30, 2004 (Note: Amounts for vessels sold include the settlement of certain revenues and expenses).


BREAKDOWN BY FLEET
------------------
(In thousands, except daily rates &
expenses and number of vessels)
                                     For The Three      For The Six
                                         Months            Months
                                     Ended June 30,    Ended June 30,
 PRODUCT CARRIER FLEET:              2005     2004     2005     2004
                                   -------- -------- -------- --------
Products-on time and spot charter:
  TCE Revenue  (1):
     Products-on time charter (2)  $28,722  $27,091  $53,816  $52,870
     Products-on spot (3)           22,182        -   44,642        -
                                   -------- ----------------- --------
   Total TCE Revenue                50,904   27,091   98,458   52,870
  Vessel expenses                   14,414    7,087   27,127   14,028
   Depreciation and amortization     8,928    5,793   17,396   11,217
                                   -------- -------- -------- --------
   Vessel Operating Income         $27,562  $14,211  $53,935  $27,625
                                   ======== ======== ======== ========

Products-sold in 2004:
  TCE Revenue  (1), (4)                $56   $2,373     $114   $5,364
  Vessel expenses                      (21)     830      130    1,549
  Depreciation and amortization          -      669        -    1,360
                                   -------- -------- -------- --------
   Vessel Operating Income             $77     $874     $(16)  $2,455
                                   ======== ======== ======== ========


 Total Vessel Operating Income     $27,639  $15,085  $53,919  $30,080
                                   ======== ======== ======== ========

Note: Average daily vessel expenses are computed using the number of days in the period which OMI owned the vessel.

(1) Consistent with general practice in the tanker shipping industry, we use TCE revenue (defined as voyage and time charter revenues less voyage expenses) as a measure of equating revenue generated from a voyage charter to revenue generated from a time charter. TCE revenue, a non-GAAP measure, provides more meaningful information to us than voyage revenues, the most directly comparable GAAP measure because it assists us in making operating decisions about the deployment of our vessels and their performance. TCE revenues are also widely used by investors and analysts in the tanker shipping industry for comparing financial performance between companies and to industry averages. Voyage expenses comprise all expenses relating to particular voyages, including bunker fuel expenses, port fees, canal tolls and brokerage commissions. Under time-charter contracts the charterer pays the voyage expense, with the exception of commissions whereas under voyage charter contracts the shipowner pays the voyage expenses.
(2) During the three and six months ended June 30, 2005, OMI recognized profit sharing revenue of approximately $3,447,000 and $6,623,000, respectively, compared to $1,102,000 and $2,615,000 for the three and six months ended June 30, 2004, respectively. During May 2005, a handysize product carrier was acquired.
(3) In January and March 2005, two handymax product carriers were acquired. In February, April, July, October and December 2004, four handysize and three handymax product carriers were acquired.
(4) For the three and six months ended June 30, 2004, revenue was generated by one vessel operating in the spot market and one vessel on time charter. During August and December 2004, the two single hull vessels were sold. The 2005 balances reflect the settlement of demurrage and other vessel expenses relating to the vessels sold in 2004.


    The following table illustrates the Average daily TCE , Number of TCE revenue days, Average daily vessel expense and Average number of vessels operating in the product carrier fleet for the three and six months ended June 30, 2005 compared to the three and six months ended June 30, 2004.


                                     For The Three      For The Six
                                        Months            Months
                                     Ended June 30,    Ended June 30,
 PRODUCT CARRIER FLEET:              2005     2004     2005     2004
                                   -------- -------- -------- --------

Products-on time charter:
 Average daily TCE                 $16,895  $15,051  $16,625  $15,228
 Number of  TCE revenue days         1,700    1,800    3,237    3,472

Products-on spot:
 Average daily TCE                 $28,731      n/a  $27,885      n/a
 Number of  TCE revenue days           774      n/a    1,605      n/a

Products-on time and spot charter:
 Average daily  vessel  expense     $5,750   $3,935   $5,567   $4,039
 Average number of vessels
  for the period   (1)                27.5     19.8     26.9     19.1

Products-sold in 2004:
 Average daily TCE                     n/a  $13,037      n/a  $14,735
 Number of  TCE revenue days           n/a      182      n/a      364
 Average daily  vessel  expense        n/a   $4,560      n/a   $4,255
 Average number of vessels
  for the period                       n/a      2.0      n/a      2.0

Note: Number of operating or TCE revenue days used to compute Average daily TCE includes waiting days and is reduced only for the days the vessels are out of service due to drydock.


    FLEET REPORT

    Our fleet is concentrated primarily into two vessel types, Suezmax tankers, which generally carry crude oil from areas of oil production to refinery areas, and product carriers ("clean" vessels), which generally carry refined petroleum products (such as gasoline and aviation fuel) from refineries to distribution areas. Our fleet currently comprises 45 vessels aggregating approximately 3.8 million dwt consisting of 16 Suezmaxes, 27 handysize and handymax product carriers and two Panamax product carriers. Currently, three of the Suezmax tankers are chartered-in: the OLIVER JACOB, whose charter expires June 2010, the MAX JACOB, whose charter expires December 2006 and the CAPE BASTIA, whose charter expires June 2012. We have a commitment to charter-in another vessel beginning in September 2005 for a seven year period.
    The following table of OMI's Fleet includes, wholly owned vessels, chartered-in vessels and vessels to be acquired:


                           Type of     Year               Charter
Name of Vessel              Vessel     Built     Dwt     Expiration
-------------------------- --------- -------- ---------- ----------
CRUDE OIL FLEET:
----------------

Wholly-Owned:
-------------
ARLENE                     Suezmax      2003    165,293        SPOT
INGEBORG                   Suezmax      2003    165,293        SPOT
SOMJIN                     Suezmax      2001    160,183        SPOT
HUDSON                     Suezmax      2000    159,999        SPOT
POTOMAC                    Suezmax      2000    159,999        SPOT
DELAWARE                   Suezmax      2002    159,452        SPOT
DAKOTA                     Suezmax      2002    159,435        SPOT
ADAIR                      Suezmax      2003    159,199        SPOT
ANGELICA                   Suezmax      2004    159,106        SPOT
JANET                      Suezmax      2004    159,100        SPOT
SACRAMENTO                 Suezmax      1998    157,411      May-12(P)
PECOS                      Suezmax      1998    157,406        SPOT
SABINE                     Suezmax      1998    157,332      May-12(P)
                                              ----------
                                              2,079,208
                                              ----------
Chartered-In:
-------------
CAPE BASTIA                Suezmax      2005    159,156        SPOT
OLIVER JACOB               Suezmax      1999    157,327        SPOT
MAX JACOB                  Suezmax      2000    157,327        SPOT
                                              ----------
                                                473,810
                                              ----------

                                              ----------
Total Crude Oil Fleet                         2,553,018
                                              ----------

CLEAN FLEET:
------------
OTTAWA                     Panamax      2003     70,297      Apr-08
TAMAR                      Panamax      2003     70,362      Jul-08
NECHES                     Handymax     2000     47,052      Oct-07
SAN JACINTO                Handymax     2002     47,038      Apr-08
MOSELLE                    Handymax     2003     47,037      Feb-09
GUADALUPE                  Handymax     2000     47,037      Apr-08
AMAZON                     Handymax     2002     47,037      Apr-08
ROSETTA                    Handymax     2003     47,015      Mar-09
BRAZOS                     Handymax     2005     46,889        SPOT
LAUREN                     Handymax     2005     46,955        SPOT
JEANETTE                   Handymax     2004     46,955        SPOT
HORIZON                    Handymax     2004     46,955        SPOT
ORONTES                    Handysize    2002     37,383      May-10
OHIO                       Handysize    2001     37,278      May-10
GARONNE                    Handysize    2004     37,278      Apr-09(P)
GANGES                     Handysize    2004     37,178        SPOT
RUBY                       Handysize    2004     37,384        SPOT
ASHLEY                     Handysize    2001     37,270        SPOT
MARNE                      Handysize    2001     37,230        SPOT
LOIRE                      Handysize    2004     37,106      Feb-09(P)
FOX                        Handysize    2005     37,006      Jun-10(P)
TEVERE                     Handysize    2005     37,000      Jul-10(P)
SAONE                      Handysize    2004     36,986      Jul-09(P)
TRINITY                    Handysize    2000     35,834      Mar-10
MADISON                    Handysize    2000     35,828      Mar-10
RHONE                      Handysize    2000     35,775      May-07(P)
CHARENTE                   Handysize    2001     35,751      Sep-06(P)
ISERE                      Handysize    1999     35,438      Sep-06(P)
SEINE                      Handysize    1999     35,407      Aug-08
                                              ----------
Total Clean Fleet                             1,233,761
                                              ----------
Total Current Fleet                           3,786,779
                                              ----------

Note: Vessels owned and chartered-in are all double hull.

(P) Time charters with profit sharing.


    The following six product carriers are to be delivered (not including the TEVERE delivered in July) and one Suezmax vessel to be chartered-in:


Vessels to be Acquired:
                                        Date To
                             Type of      Be                  Charter
Name of Vessel               Vessel    Delivered    Dwt     Expiration
---------------------------- --------- --------- ---------- ----------

Vessels Under Construction:

THAMES                       Handysize    Jul-05    47,000        SPOT
WABASH                       Handymax     Jan-06    47,000        SPOT
KANSAS                       Handymax     Mar-06    47,000        SPOT
RHINE                        Handysize    Mar-06    37,000        SPOT
REPUBLICAN                   Handymax     Apr-06    47,000        SPOT
PLATTE                       Handymax     May-06    47,000        SPOT
                                                 ----------
Total Vessels Under Construction                   272,000
                                                 ----------

Vessels to be Chartered-In:
CAPE BONNY                   Suezmax      Sep-05   160,000        SPOT
                                                 ----------
Total Vessels to be Chartered-In                   160,000
                                                 ----------

Total Fleet  with Vessels to be Acquired         4,218,779
                                                 ==========

Note: Vessels to be acquired are double hull.

    FORWARD LOOKING INFORMATION

    This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor provided for under these sections. Wherever we use the words "believes," "estimates," "expects," "plan" "anticipates" and similar expressions identify forward-looking statements. Our forward-looking statements sometimes include, without limitation: management's current views with respect to certain future events and performance, estimates of future earnings and cash flows and the sensitivity of earnings and cash flows to charter rates; estimates of when new vessels will be delivered by shipyards to the Company and when they may be chartered by customers; estimates of when vessels may be contracted for sale and delivered to buyers; estimates of when laws, regulations or commercial decisions may remove older vessels from markets or enhance the value or earnings of double hulled vessels; statements as to the projected development of the Company's strategy and how it may act to implement its strategy; estimates of future costs and other liabilities for certain environmental matters and investigations and the expectations concerning insurance coverage therefore; estimates relating to expectations in world economic activity, growth in the demand for crude oil and petroleum products and their affect upon tanker markets; estimates of the number of drydockings of vessels, their costs and the number of related offhire days; estimates of capital requirements and the sources of the funding and other factors discussed in OMI's filings to the SEC from time to time.
    Where we express an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, our forward-looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from future results expressed, projected, or implied by those forward-looking statements. Such risks include, but are not limited to, supply of tankers, demand for their use, world economic activity, breakdown of vessels and resultant time out of service as well as repair cost, availability and cost of insurance, governmental regulation, customer preferences and availability and cost of financing.
    All subsequent written and oral forward-looking statements attributable to persons acting on our behalf are expressly qualified in their entirety by the cautionary statements. We disclaim any intent or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.


    CONTACT: OMI Corporation
             Fredric London, 203-602-6700